Exhibit 21.1

FIDELIS INSURANCE HOLDINGS LIMITED

SUBSIDIARIES OF THE REGISTRANT

Legal Name	Jurisdiction of Incorporation
Fidelis European Holdings Limited	United Kingdom
Fidelis Insurance Bermuda Limited	Bermuda
Fidelis Insurance Ireland DAC	Ireland
Fidelis Underwriting Limited	United Kingdom
FIHL (UK) Services Limited	United Kingdom

Names of certain of the Company’s subsidiaries and/or equity entities have been omitted because considered in the aggregate they would not constitute a single significant subsidiary.